EXHIBIT 5.1

December 31, 2014
Drew Industries Incorporated
3501 County Road 6 East
Elkhart, Indiana 46514

Ladies and Gentlemen:
You have requested our opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Drew Industries Incorporated, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), relating to the registration of an additional 1,678,632 shares of the common stock, $0.01 par value per share, of the Company (the “Common Stock”) which may be issued from time to time under the Drew Industries Incorporated Equity Award and Incentive Plan, as Amended and Restated (the “Plan”).
In rendering the opinion set forth below, we have examined and relied upon copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations, and other instruments as we deemed necessary or advisable for purposes of the opinion expressed herein, including (i) the Registration Statement, (ii) certain resolutions adopted by the Board of Directors of the Company, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinions set forth herein, we have assumed (i) that all information contained in all documents reviewed by us is true and correct; (ii) that all signatures on all documents examined by us are genuine; (iii) that all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the legal capacity of all natural persons; (v) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents; and (vi) that all shares of Common Stock will be issued in accordance with the terms of the Plan and in compliance with applicable federal and state securities laws.
Based upon the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that, when the shares of Common Stock are issued by the Company in accordance with the terms of the Plan, the instruments executed pursuant to the Plan, as applicable, which govern the awards to which any shares of Common Stock relate, and as described in the Registration Statement, such shares of Common Stock will be validly issued, fully paid, and non-assessable.
We express no opinion herein other than as expressly stated above. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise the Company or any other party of any subsequent changes to the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law. To the extent that issues addressed by this opinion letter may be governed in whole or in part by other laws, we express no opinion as to whether any relevant difference exists between the laws upon which our opinion is based and any other laws which may actually govern.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to being named in the Registration Statement. However, in giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ BARNES & THORNBURG LLP